Freeport-McMoRan Copper & Gold Inc.

Announces Offering of $1 Billion of

Convertible Perpetual Preferred Stock

NEW ORLEANS, LA, March 22, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today that it has commenced a private offering of approximately $1 billion of convertible perpetual preferred stock.  The preferred stock would be convertible at the option of the holder into FCX’s class B common stock at a conversion price to be determined at the time of pricing.  The net proceeds from the offering will be used to acquire approximately 23.9 million shares of FCX class B common stock owned by Rio Tinto.  FCX plans to grant the initial purchasers of the preferred stock an option to purchase up to an additional $100 million of the preferred stock.

The preferred stock will be offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The preferred stock and the common stock issuable upon conversion have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the securities may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company.

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